                                                                 EXHIBIT 10.4
ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is made and entered into as of the 1st day of May, 1998, by and between AMERICAN CARD TECHNOLOGY, INC., a Delaware corporation ("American Card Technology, Inc."), and The Bank of New York, (the Escrow Agent).

     WHEREAS, American Card Technology, Inc. intends to publicly offer not less than $5,001,400 nor more than $7,140,000 of common stock, each consisting of $17.00 per share of common stock of American Card Technology, Inc. (the "Securities"), for which each subscriber will pay $17.00 per share; and

     WHEREAS, it has been determined that the proceeds to be received from the offering should be placed in escrow until such time as subscriptions for $5,001,400 of shares of the Securities (the "Minimum Amount"), has been deposited into escrow, which at that time the funds will be released to the Company ("American Card Technology, Inc.);

     WHEREAS, the Escrow Agent is willing to accept appointment as Escrow Agent for the expressed duties outlined herein.

     NOW, THEREFORE, in consideration of the premises and agreements set forth herein, the parties hereto agree as follows;

     1. PROCEEDS TO BE ESCROWED. All funds received by American Card Technology, Inc., in payment for Securities will be delivered to the Escrow Agent within three (3) days following the day upon which such proceeds are received by American Card Technology, Inc. and shall be retained in escrow by the Escrow Agent and invested as stated below. During the term of this Agreement, American Card Technology, Inc. shall cause all checks received by and made payable to it in payments for such Securities to be endorsed in favor of The Bank of New York as Escrow Agent for American Card Technology, Inc.

     In the event that checks deposited in the escrow accounts prove uncollectible after the funds represented thereby have been released by the Escrow Agent to American Card Technology, Inc., then American Card Technology, Inc. shall promptly reimburse the Escrow Agent for any and all cost incurred for such, upon request, and the Escrow Agent shall deliver the returned checks to American Card Technology, Inc.

     2. IDENTITY OF SUBSCRIBERS. American Card Technology, Inc. shall furnish to the Escrow Agent with each delivery of funds, as provided in paragraph 1 hereof, a list of the persons who have paid money for the purchase of Securities showing the name, address, tax ID number and amount of Securities subscribed for the amount of money paid. All proceeds so deposited shall remain the property of the subscriber and not be subject to any liens or charges by American Card Technology, Inc., or the Escrow Agent, or judgments or creditor's claims against American Card Technology, Inc., until released to American Card Technology, Inc. as hereinafter provided.

     3. DISBURSEMENT OF FUNDS. From time to time, and at the end of the third business day following the Initial Closing Date and the Termination Date (as defined in paragraph 4 hereof) the Escrow Agent shall notify American Card Technology, Inc. of the amount of the funds received hereunder.
 Upon the Initial Closing Date the Escrow Agent will release into the custody of American Card Technology, Inc.

all of the Escrow Account funds. Upon the Termination Date, the balance of the Escrow Account funds will be released into the custody of American Card Technology, Inc. within five (5) business days after notification. If the Minimum Amount of proceeds has not been delivered prior to the Termination Date, the Escrow Agent shall, with a reasonable time following the Termination Date, but in no event more than thirty (30) days after the Termination Date, refund to each subscriber at the address appearing on the list of subscribers, or at such other address as be furnished to the Escrow Agent by the subscriber in writing, all sums paid by the subscriber pursuant to his subscription agreement for Securities, together with the interest earned on such funds in the escrow account and shall then notify American Card Technology, Inc. in writing of such funds. American Card Technology, Inc. may extend the offering of a maximum of no more than two (2) sixty- (60) day periods by giving the Escrow Agent a written notice of such an event.

     4. TERMS OF ESCROW. The "Initial Closing Date" shall be the date upon which the proceeds received into the Escrow Account equal or exceed $5,001,400. The "Termination Date" shall be the earlier of 180 days from the date of the Public Offering effectiveness from the Securities and Exchange Commission; or (ii) the date the Escrow Agent received written notice from American Card Technology, Inc. that it is abandoning the sale of the securities, subject to section 3. American Card Technology, Inc. may extend the termination date two (2) sixty- (60) day periods upon written notice to the Escrow Agent. In all events this escrow shall terminate upon the one-
(1) year anniversary from the date of this Agreement.

     5. DUTY AND LIABILITY OF THE ESCROW AGENT. The sole duty of the Escrow Agent, other than as herein specified, shall be to receive said funds and hold them subject to release, in accordance herewith, and the Escrow Agent shall be under no duty to determine whether American Card Technology, Inc. is complying with requirements of this Agreement in tendering to the Escrow Agent said proceeds of the sale of said securities. The Escrow Agent may conclusively rely upon and be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advise of such counsel. The Escrow Agent shall not be liable for any action taken in the absence of gross negligence or willful misconduct while following the terms of this Agreement.

     6. ESCROW AGENT FEE. The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit A, which compensation shall be paid by American Card Technology, Inc. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement; PROVIDED, HOWEVER, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all cost and expenses, including reasonable attorney's fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from American Card Technology, Inc.

     7. INVESTMENT OF PROCEEDS. All funds held by the Escrow Agent pursuant to this Agreement shall constitute trust property for the purposes for which they are held. The Escrow Agent shall invest all funds received from subscribers in The Bank of New York Cash Reserve Fund.

     8. ISSUANCE OF CERTIFICATES. Until the terms of this Agreement with respect to Securities have been met and the funds hereunder received from subscriptions for Securities have been released to American Card Technology, Inc., American Card Technology, Inc. may not issue any certificates or other evidence of Securities, except subscription agreements.

     9. NOTICES. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below, along with a hardcopy to follow through the mail, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, Or (d) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed, return receipt requested, to the party as follows:

If to American Card Technology, Inc.:

     American Card Technology, Inc.
     1355 Terrell Mill Road
     Building 1462, Suite 200
     Marietta, GA  30067
     (770) 951-2284  FAX (770) 951-9221
     Attn:  President

If to Escrow Agent:

     The Bank of New York
     101 Barclay Street - 12 East
     New York, NY  10286
     (212) 815-7172  FAX (212) 815-7181
     Attn: Matthew Louis
     Insurance Trust and Escrow Unit

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

     10. INDEMNIFICATION OF ESCROW AGENT. American Card Technology, Inc. hereby indemnifies and holds harmless the Escrow Agent from and against, any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the willful misconduct of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under the Escrow Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel. This Indemnification will survive the termination of this Escrow Agreement.

     11. SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent to the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     12. GOVERNING LAW; JURISDICTION. This Agreement shall be constructed, performed and enforced in accordance with, and governed by, the internal laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

     13. SEVERABILITY. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     14. AMENDMENTS; WAIVERS. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver, of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     15. ENTIRE AGREEMENT. This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

     16. SECTION HEADINGS. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which constitute the same instrument.

     18.  RESIGNATION.   Escrow Agent may resign upon 30 days advance written
notice to American Card Technology, Inc. If a successor escrow agent is not appointed within the 30 day period following such notice, Escrow Agent may petition any court of competent jurisdiction to name a successor escrow agent.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first set forth above.

     AMERICAN CARD TECHNOLOGY, INC.

     By:  /s/ Raymond Findley
          ----------------------
          President


     THE BANK OF NEW YORK

     By:  /s/ Matthew Louis
          ----------------------

                                     EXHIBIT A
                         SUBSCRIPTION ESCROW AGENT PROPOSAL
                                        FOR
                              AMERICAN CARD TECHNOLOGY




ADMINISTRATION FEE ....................................................$7,500.00

This one time charge is payable at the initial closing and includes the following services:

-    Review of the Escrow Agreement

-    Establishment of administrative an operational account procedures

-    Receipt and investment of funds

-    Generation of account statements

-    Daily account reconciliation



Investor accounts, each ...................................................$8.00

1099's, each ..............................................................$3.00

Additional closings, each ...............................................$500.00

(Return of Investor Funds) "bust outs," each .............................$25.00

Returned checks, each ....................................................$25.00

Wire transfers, each .....................................................$25.00

                                 TERMS OF PROPOSAL


OUT-OF-POCKET EXPENSES:                                         ESTIMATE
     $250.00 Fees quoted do not include any out-of-pocket expenses including, but not limited to, stationery, postage, telephone, telex, wire transfer, original issue delivery costs and retention of records which will be billed to the account.

EXTERNAL COUNSEL FEES:
     Fees quoted do not include outside counsel fees. A bill for services rendered up to closing will be presented for payment on the closing date.

MISCELLANEOUS SERVICES:
     The charges for performing services not contemplated at the time of the execution of the documents or not specifically covered elsewhere in the schedule will be determined by appraisal in amounts commensurate with the service.

GENERAL:

     Our administrative fee covers a period of one year or any portion thereof and is not subject to proration. The Bank of New York's final acceptance of this appointment is subject to the full review and approval of all related documentation related hereto, and standard conflict procedures. This offer shall be deemed terminated if we do not enter into a written agreement within three months from the date of transmittal. In the event the transaction terminates before closing, you will be responsible for paying all out-of-pocket expenses incurred, including counsel fees, if applicable.